UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Judis, Gary
   Aames Financial Corporation
   350 S. Grand Ave.
   Los Angeles, CA  90071
   USA
2. Issuer Name and Ticker or Trading Symbol
   Aames Financial Corporation
   AAM
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   November, 1995
5. If Amendment, Date of Original (Month/Year)
   November, 1995
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director (X) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Chairman, President & Chief Executive Officer
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Stock               |11/1/9|S   | |60,000            |D  |25.250     |                   |D     |                           |
                           |5     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |11/1/9|S   | |20,000            |D  |25.000     |                   |D     |                           |
                           |5     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |11/2/9|S   | |70,000            |D  |26.750     |                   |D     |                           |
                           |5     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |11/3/9|S   | |7,500             |D  |30.000     |                   |D     |                           |
                           |5     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |11/6/9|S   | |10,000            |D  |30.250     |                   |D     |                           |
                           |5     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |11/7/9|S   | |15,000            |D  |30.375     |                   |D     |                           |
                           |5     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |11/7/9|S   | |10,000            |D  |30.500     |                   |D     |                           |
                           |5     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |11/8/9|S   | |10,000            |D  |32.000     |                   |D     |                           |
                           |5     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |11/8/9|S   | |10,000            |D  |31.625     |                   |D     |                           |
                           |5     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |11/8/9|S   | |10,000            |D  |31.125     |                   |D     |                           |
                           |5     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |11/8/9|S   | |10,000            |D  |31.500     |                   |D     |                           |
                           |5     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |11/9/9|S   | |30,000            |D  |32.000     |                   |D     |                           |
                           |5     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |11/9/9|S   | |2,500             |D  |32.250     |                   |D     |                           |
                           |5     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |11/20/|P   | |100               |A  |33.250     |1,135,136          |D     |                           |
                           |95    |    | |                  |   |           |                   |      |                           |
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___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Option to Purchase Com|$8.25   |11/1/|M   | |25,500 (5) |D  |(1)  |1/30/|Common Stock|33,333 |       |7,833       |D  |            |
mon Stock             |        |95   |    | |           |   |     |2002 |            |(5)    |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Option to Purchase Com|$11.50  |11/1/|M   | |37,400     |D  |(2)  |8/4/2|Common Stock|50,000 |       |12,600      |D  |            |
mon Stock             |        |95   |    | |           |   |     |003  |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Option to Purchase Com|$8.75   |     |    | |           |   |(3)  |8/2/2|Common Stock|40,000 |       |            |   |            |
mon Stock             |        |     |    | |           |   |     |004  |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Option to Purchase Com|$17.875 |     |    | |           |   |(4)  |7/24/|Common Stock|100,000|       |            |   |            |
mon Stock             |        |     |    | |           |   |     |2004 |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) Exercisable with respect to one-fifth (1/5th) of the total shares on 1/30/93 and thereafter exercisable with respect to one-sixtieth (1/60th) of the total shares on the last day of each month until all shares become exerciseable.
(2) Exercisable with respect to one-thirty-sixth (1/36th) of the total shares on 8/31/93 and thereafter exercisable with respect to one-thirty-sixth (1/36th) of the total shares on the last day of each month until all shares become exercisable.
(3) Exercisable with respect to one-fifth (1/5th) of the total shares on 8/2/95 and thereafter exercisable with respect to one-sixtieth (1/60th) of the total shares on the last day of each month until all shares become exercisable.
(4) Exercisable with respect to one-thirty-sixth (1/36th) of the total shares on 8/24/95 and therefter exercisable with respect to one-thirty-sixth (1/36th) of the total shares on the last day of each month until all shares become exercisable.
(5) The reporting person is filing this amendment to correct a clerical error in the number of options that were exercised as well as the number of shares underlying the option at the time of the exercise.
NOTE: The share amounts and dollar values have not been adjusted for stock splits and reflects the values at the time the form was originally filed.
SIGNATURE OF REPORTING PERSON
Gary K. Judis
DATE
10/16/97